News Release

Cenveo Completes Sale of Packaging Business
Announces Expected 2015 Financial Results and Other Matters

Expects fourth quarter Net Sales of at least $470 million
Expects fourth quarter Adjusted EBITDA to be near high end of previously issued range

STAMFORD, CT - (January 20, 2016) - Cenveo, Inc. (NYSE: CVO) today announced that it has completed the previously disclosed sale of its Packaging Business to WestRock Converting Company (“WestRock”). The Company also reported expected results for the three months and year ended January 2, 2016. The results are both preliminary and unaudited, and may be adjusted as a result of, among other things, completion of customary financial close review and independent audit procedures. The Company expects preliminary net sales for the fourth quarter 2015 to be at least $470 million, compared to net sales of $453 million during the same period in 2014. For the full year 2015, the Company expects net sales to be approximately $1.74 billion compared to $1.76 billion for the prior year. The Company also expects Adjusted EBITDA for the full year to be near the high end of the previously issued guidance of between $153 and $160 million. The expected results exclude the operations of the Packaging Business as it has been classified in the Company’s consolidated financial statements as discontinued operations.

Robert G. Burton, Sr., Chairman and Chief Executive Officer, stated:
“We are pleased not only to complete the sale of our Packaging Business to WestRock, but also with our expected operating results for the fourth quarter. We saw solid performances by each of our operations, highlighted by continued margin expansion in our envelope segment as compared to the prior year.

Additionally, we ended 2015 in an improved liquidity position, reflecting our cash flow generation capability during the last three months of the year. Finally, with the sale of the Packaging Business now complete, we will turn our attention to addressing our nearest bond maturities. I look forward to updating you further on our operating performance as well as our financing plans during our fourth quarter earnings call to be held next month.”

The Company today also announced that on January 19, 2016 it received notice from the New York Stock Exchange, Inc. (“NYSE”) that it does not presently satisfy the NYSE’s continued listing standard requiring the average closing price of the Company’s common stock to be at least $1.00 per share for 30 consecutive trading days. The notice has no immediate impact on the listing of the Company’s common stock. In accordance with the NYSE rules, the Company will respond to the notice within ten business days of its receipt as to how Cenveo intends to cure the deficiency and return to full compliance with the NYSE continued listing standards. The Company will actively monitor its stock price and evaluate all available options in order to regain that compliance within the prescribed six-month time frame. During that six-month period, the Company’s common stock will continue to be listed and traded on the NYSE, subject to compliance with other continued listing standards. The deficiency does not affect the Company’s ongoing business operations or its SEC reporting requirements.

Robert G. Burton, Sr., continued:
“While the recent significant volatility across the global financial markets along with other factors has negatively impacted our share price, we remain confident that our plan will create value over the long term. The completion of the sale of the Packaging Business and our stronger fourth quarter results were important pieces to that plan and reflect some of the momentum that we are seeing towards achieving that plan. Further, we intend to fully satisfy our listing deficiency as soon as practical and within the required time frame.”

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Cenveo (NYSE: CVO), world headquartered in Stamford, Connecticut, is a leading global provider of print and related resources, offering world-class solutions in the areas of custom labels, envelopes, commercial print, content management and publisher solutions. The company provides a one-stop offering through services ranging from design and content management to fulfillment and distribution. With a worldwide distribution platform, we pride ourselves on delivering quality solutions and service every day for our more than 100,000 customers. For more information please visit us at www.cenveo.com.
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Statements made in this release, other than those concerning historical financial information, may be considered "forward-looking statements," which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. In particular, the references herein to expected fourth quarter and full year 2015 results are forward-looking and preliminary statements subject to finalizing and change as a result of, among other things, completion of customary financial close review and audit procedures. In view of such uncertainties, investors should not place undue reliance on our forward-looking statements. Such statements speak only as of the date of this release, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Factors which could cause actual results to differ materially from management’s expectations include, without limitation: (i) recent United States and global economic conditions have adversely affected us and could continue to do so; (ii) our substantial level of indebtedness could impair our financial condition and prevent us from fulfilling our business obligations; (iii) our ability to service or refinance our debt; (iv) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (v) additional borrowings available to us which could further exacerbate our risk exposure from debt; (vi) our ability to successfully integrate acquired businesses with our business; (vii) a decline in our consolidated profitability or profitability within one of our individual reporting units could result in the impairment of our assets, including goodwill and other long-lived assets; (viii) the industries in which we operate our business are highly competitive and extremely fragmented; (ix) a general absence of long-term customer agreements in our industry, subjecting our business to quarterly and cyclical fluctuations; (x) factors affecting the United States postal services impacting demand for our products; (xi) the availability of the Internet and other electronic media adversely affecting our business; (xii) increases in paper costs and decreases in the availability of raw materials; (xiii) our labor relations; (xiv) our compliance with environmental laws; (xv) our dependence on key management personnel; (xvi) any failure, interruption or security lapse of our information technology systems; and

(xvii) statutory requirements that share repurchases are subject to certain asset sufficiency standards. This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact our business. Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at www.cenveo.com.

Inquiries from analysts and investors should be directed to Ayman Zameli at (203) 595-3063.